Exhibit 99.1

October 27, 2010

GS Financial Corp. Announces Third Quarter Results

Metairie, Louisiana – GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (“Guaranty”), reported a net loss for the quarter ended September 30, 2010 of $378,000, or ($0.30) per share basic and diluted, compared with earnings of $104,000, or $0.08 per share basic and diluted, for the same period in 2009. The Company reported a net loss of $292,000 year-to-date through September 30, 2010, or ($0.23) per share basic and diluted, compared with earnings of $985,000, or $0.78 per share basic and diluted, for the nine months ended September 30, 2009. The reported loss was primarily a result of a $1.2 million provision for loan losses during the quarter.

President Stephen E. Wessel commented, “This has been a difficult year as nonperforming loans have continued to increase.  While we are disappointed in our results, we have taken significant steps toward improving credit quality.  These steps include, but are not limited to: the further tightening of our credit criteria, obtaining detailed third party reviews of our loan portfolio, obtaining updated collateral values for impaired loans, and adding $1.2 million to our loan loss provision this quarter.  Our regulatory capital ratios remain strong and core bank earnings continue to improve.”

Highlights of the third quarter and first nine-months of 2010 include:

●	Noninterest-bearing deposit accounts increased by $4.6 million, or 31.3%, from $14.8 million at December 31, 2009 to $19.4 million at September 30, 2010.

●
Advances from the Federal Home Loan Bank of Dallas were reduced by $5.0 million, or 12.2%, during the first nine-months of 2010 from $40.5 million at December 31, 2009 to $35.6 million at September 30, 2010.

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Net interest income for the third quarter of 2010 increased by 15.8% to $2.4 million from $2.1 million for the third quarter of 2009. Net interest income for the year-to-date period ended September 30, 2010 increased by 18.0% to $6.9 million from $5.9 million for the same period in the prior year.

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Net interest margin increased by 56 basis points to 3.75% during the third quarter of 2010 from 3.19% for the third quarter of 2009. For the nine months ended September 30, 2010, net interest margin increased by 40 basis points to 3.60% from 3.20% for the nine months ended September 30, 2009.

Net interest income for the quarter ended September 30, 2010 was $2.4 million, which represents an increase of $325,000 compared to the quarter ended September 30, 2009. Net interest income increased by $1.1 million to $6.9 million for the first nine-months of 2010 compared to $5.9 million for the first nine-months of 2009. The increases in net interest income when comparing both the three and nine-month periods ended September 30, 2010 to the same periods in the prior year are primarily due to a decrease in the cost of interest-bearing deposits combined with a significant increase in the average balance of loans. This was partially offset by a decrease in the average yield on interest-earning assets and an increase in the average balance of interest-bearing deposits.

Interest and dividend income decreased by $185,000, or 5.1%, and interest expense decreased by $510,000, or 32.9%, for the third quarter of 2010 compared to the third quarter of 2009. For the first nine-months of 2010, interest and dividend income was $10.4 million, a decrease of $210,000, or 2.0%, from $10.6 million for the first nine-months of 2009. Interest expense for the year-to-date period ended September 30, 2010 was $3.5 million, which represents a decrease of $1.3 million, or 26.9%, when compared to the same period in the prior year.

The net interest margin improved by 56 basis points from 3.19% for the three months ended September 30, 2009 to 3.75% for the three months ended September 30, 2010. The net interest margin for the year-to-date period ended September 30, 2010 improved to 3.60% from 3.20% for the same period in the prior year. The increase in net interest margin for the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009 was primarily attributable to an 85 basis point decrease in the average cost of interest-bearing deposits and a $6.7 million increase in the average balance of loans. This was partially offset by a 41 basis point decrease in the average yield on loans and a 111 basis point decrease in the average yield on mortgage-backed securities. The 40 basis point improvement in the net interest margin when comparing the first nine-months of 2009 to the same period in 2010 was primarily due to a 95 basis point decrease in the average cost of interest-bearing deposits and a $14.4 million increase in the average balance of loans. This was partially offset by 41 and 114 basis point decreases in the average yields on loans and mortgage-backed securities, respectively, and a $12.2 million increase in the average balance of time deposits.

Based on the Company’s assessment of its credit risk and the continued increase in the level of loan delinquencies and adversely classified loans, a provision for loan losses of $1.2 million was recorded during the third quarter of 2010. The provision primarily reflected updated collateral values received on impaired loans. Through the first nine-months of 2010, the Company has recorded $2.3 million in provisions for loan losses. The Company recorded a total of $500,000 in additional loan loss provisions during 2009, $200,000 of which was recorded during the first nine-months of 2009. As of September 30, 2010, the Company’s allowance for losses was $4.1 million, or 36.1% of nonperforming loans and 2.2% of total loans, compared to $2.4 million or 57.2% of nonperforming loans and 1.3% of total loans, at December 31, 2009. The Company believes that the allowance for loan losses recorded as of September 30, 2010 is sufficient to cover the potential losses in its loan portfolio.

Nonperforming assets consists of loans on nonaccrual status and foreclosed assets. The following table sets forth the Company’s nonperforming assets at the dates indicated. The Company did not have loans greater than 90 days delinquent and accruing interest at the dates indicated.

NONPERFORMING ASSETS
	2010		2009
($ in thousands)	September 30	June 30	December 31
Loans Accounted for on a Nonaccrual Basis	$ 11,171	$ 9,701	$ 4,164
Foreclosed Assets	1,408	1,542	2,489
Total Nonperforming Assets	$ 12,579	$ 11,243	$ 6,653
Loans Greater Than 90 Days Past Due and Accruing Interest	-	-	-
Troubled Debt Restructurings	2,754	590	-
Select Asset Quality Ratios:
Nonperforming Assets to Total Assets	4.71%	4.10%	2.45%
Nonperforming Loans to Total Loans	5.86%	5.10%	2.22%
Total Delinquent Loans to Total Loans	6.00%	6.40%	4.04%
Allowance for Loans Losses to Total Delinquent Loans	35.92%	28.24%	31.46%
Allowance for Loans Losses to Nonperforming Loans	36.78%	35.46%	57.16%
Allowance for Loans Losses to Ending Loans	2.16%	1.81%	1.27%

Nonperforming assets increased $5.9 million, or 89.1%, from $6.7 million at December 31, 2009 to $12.6 million at September 30, 2010. The majority of the increase in nonperforming loans is attributable to delinquencies on smaller balance loans secured by one-to-four family, residential real estate located in New Orleans, Louisiana, and its neighboring parishes. However, the increase in nonperforming assets from December 31, 2009 to September 30, 2010 is also due to the following significant loan relationships which were placed on nonaccrual status during the first nine-months of 2010: a $1.4 million loan secured by a non-owner-occupied, commercial warehouse located in New Orleans, Louisiana; a $758,000 loan secured by non-owner-occupied, commercial real estate, located in New Orleans, Louisiana; two loans aggregating $744,000 to the same commercial borrower which are secured by one parcel of vacant land located in Mandeville, Louisiana, and one parcel of vacant land located in Covington, Louisiana; and a $495,000 loan secured by vacant land located in New Orleans.

Real estate owned decreased by $1.1 million from $2.5 million at December 31, 2009 to $1.4 million September 30, 2010. This is primarily due to the sale of a multifamily dwelling located in a historic district of New Orleans, Louisiana, which had a cost basis of $756,000 and the sale of a one-to-four family dwelling located in New Orleans, Louisiana, which had a cost basis of $563,000. The Company has realized losses on the sale of real estate owned aggregating $87,000 for the year-to-date period ended September 30, 2010. For the nine month period ended September 30, 2009, the Company realized a net gain of $2,000 on the sale of real estate owned.

As of September 30, 2010 real estate owned included two properties that were previously under renovation totaling $315,000. These properties were obtained through foreclosure proceedings completed in December 2009 and are secured by residential real estate located in New Orleans, Louisiana, and in Algiers, Louisiana. The Company recognized impairment losses aggregating $221,000 on these two properties during the third quarter of 2010.  The remaining components of other real estate owned as of September 30, 2010 included: two parcels of vacant land located in New Orleans, Louisiana, and one parcel of vacant land located in Abita Springs, Louisiana; a one-to-four family dwelling located in Westwego, Louisiana, and a one-to-four family dwelling located in New Orleans, Louisiana; two multifamily dwelling located in New Orleans, Louisiana; and a commercial property located in Chalmette, Louisiana.

Noninterest income for the third quarter of 2010 was $254,000, an increase of $9,000, or 3.7%, from $245,000 from the third quarter of 2009. The increase in noninterest income for the three months ended September 30, 2010 compared to the three months ended September 30, 2009 is due to a slight increase in the gains recognized on residential loan sales in the secondary market. For the first nine-months of 2010, noninterest income decreased by $205,000 to $894,000 from $1.1 million for the same period in the prior year. The decrease in noninterest income for the year-to-date period ended September 30, 2010 when compared to the same period in the prior year was due to a combination of factors, including: a $359,000 decrease in the gains recognized on residential loan sales in the secondary market during 2010, the recognition of $87,000 in losses on the sales of real estate owned in 2010, and a $134,000 gain recorded on the sale of real estate held for investment in 2009. This year-to-date decrease in net interest income through September 30, 2010 when compared to the same period ended September 30, 2009 was mitigated by $317,000 in gains recognized on the sales of investment securities in 2010. The investments sold were primarily US Agency and mortgage-backed securities with longer durations.

Noninterest expense for the third quarter of 2010 was $2.1 million, up approximately $157,000, or 8.1%, from $1.9 million for the third quarter of 2009. Noninterest expense for the nine months ended September 30, 2010 increased by $691,000, or 12.9%, to $6.1 million from $5.4 million for the same period in the prior year. Noninterest expense for both the three and nine-month periods ended September 30, 2010 was negatively impacted by increases in compensation and occupancy costs primarily associated with the opening of our Elmwood branch during the fourth quarter of 2009, consulting fees paid in conjunction with the modification of $24.6 million of the Company’s outstanding FHLB advances, legal costs associated with additional collection activity, and taxes and insurance on foreclosed assets. Noninterest expense for the quarter ended September 30, 2010 included $228,000 in impairment losses on real estate owned. For the year-to-date period ended September 30, 2010, the Bank has recorded aggregate impairment losses of $423,000 on real estate owned, which represents an increase of $362,000 when compared to the same period in prior year.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, adverse effects in the Company’s market area as a result of the recent oil spill in the Gulf of Mexico, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	September 30, 2010	December 31, 2009
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$6,408	$7,158
Interest-Bearing Deposits in Other Banks	4,001	9,293
Federal Funds Sold	861	3,284
Securities Available-for-Sale, at Fair Value	52,457	50,455
Loans, Net	186,492	185,500
Accrued Interest Receivable	1,474	1,518
Other Real Estate	1,408	2,489
Premises & Equipment, Net	6,615	5,934
Stock in Federal Home Loan Bank, at Cost	2,360	2,354
Real Estate Held-for-Investment, Net	421	427
Other Assets	4,549	3,192
Total Assets	$267,046	$271,604

LIABILITIES
Deposits
Noninterest-Bearing	$19,443	$14,812
Interest-Bearing	181,021	186,681
Total Deposits	200,464	201,493
Advance Payments by Borrowers for Taxes and Insurance	499	249
FHLB Advances	35,561	40,512
Other Liabilities	2,361	1,329
Total Liabilities	238,885	243,583

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$34	$34
Additional Paid-in Capital	34,541	34,550
Unearned RRP Trust Stock	(105)	(132)
Treasury Stock	(32,449)	(32,449)
Retained Earnings	25,112	25,780
Accumulated Other Comprehensive Income	1,028	238
Total Stockholders' Equity	28,161	28,021
Total Liabilities & Stockholders' Equity	$267,046	$271,604

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
($ in thousands, except per share data)	2010	2009	2010	2009
Interest and Dividend Income	$ 3,415	$ 3,600	$ 10,388	$ 10,598
Interest Expense	1,038	1,548	3,455	4,724

Net Interest Income	2,377	2,052	6,933	5,874
Provision for Loan Losses	1,150	200	2,300	200

Net Interest Income after Provision for Loan Losses	1,227	1,852	4,633	5,674

Noninterest Income	254	245	894	1,099
Noninterest Expense	2,085	1,928	6,068	5,377

(Loss) Income Before Income Tax Expense	(604)	169	(541)	1,396

Income Tax (Benefit) Expense	(226)	65	(249)	411
Net (Loss) Income	$ (378)	$ 104	$ (292)	$ 985
(Loss) Earnings Per Share - Basic	$ (0.30)	$ 0.08	$ (0.23)	$ 0.78
(Loss) Earnings Per Share - Diluted	$ (0.30)	$ 0.08	$ (0.23)	$ 0.78

Key Ratios:
Return on Average Assets1	-0.56%	0.15%	-0.14%	0.51%
Return on Average Stockholders' Equity1	-5.24%	1.48%	-1.36%	4.66%
Net Interest Margin1	3.75%	3.19%	3.60%	3.20%
Average Loans to Average Deposits	95.31%	92.44%	93.91%	98.38%
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities	115.25%	112.07%	112.81%	113.21%
Efficiency Ratio	79.21%	83.91%	77.51%	77.10%
Noninterest Expense to Average Assets1	3.11%	2.84%	2.97%	2.80%
Stockholders' Equity to Total Assets	10.55%	10.45%	10.55%	10.45%
1Annualized

Contact:  Stephen F. Theriot, Chief Financial Officer, (504) 883-5528